UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Furniture Brands International, Inc.

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In connection with the Annual Meeting of Stockholders to be held on May 1, 2008, Furniture Brands International, Inc. sent the following letter to FMR, LLC, an institutional stockholder of common stock of the Company, on April 25, 2008. Such letter outlines recommendations that the Company’s senior management will make to the Company’s Human Resources Committee and the board of directors at their next regularly scheduled meetings after the Annual Meeting regarding the proposed Furniture Brands International, Inc. 2008 Incentive Plan. Such recommendations would call for awards under the plan to non-employee directors to be administered by the Human Resources Committee (or other committee of independent directors) instead of the board of directors. A copy of the Furniture Brands International, Inc. 2008 Incentive Plan, as currently proposed for approval at the Annual Meeting, can be found by reference to Appendix A to the 2008 Proxy Statement filed on March 31, 2008.

Ralph P. Scozzafava Vice Chairman and Chief Executive Officer Designate Furniture Brands International 101 South Hanley Road St. Louis Missouri 63105 314 862 7150 Tel 314 863 0402 Fax

April 25, 2008

Mr. Joseph Vitelli

FMR, LLC

82 Devonshire Street

Boston, MA 02109

Re: Stockholder proposal for FBN 2008 Incentive Plan

Dear Mr. Vitelli:

I appreciate the time you and your staff have dedicated to understanding the voting proposals we have presented. I am pleased that Dan Stone, Vice-President Strategy and Business Development, and Dennis Harrish, Director Compensation, have been able to clarify and questions about the proposed Incentive Plan. We are committed to working with Fidelity to implement appropriate compensation programs in the best interest of our stockholders.

We understand that one administrative feature of the plan requires an amendment in order to fully satisfy the Fidelity voting guidelines. Article 4.1 provides that the full Board is responsible for administration of Awards to Non-Employee Directors. I appreciate your governance concern that the Full Board consists also of non-independent directors. We are thus agreeable to amending this plan provision to place the responsibility for Awards to Non-Employee Directors with the Human Resources Committee.

The following resolution to amend the plan’s Article 4.1 will be presented first to the Human Resources Committee and then to the full Board for approval at their first meetings after the annual meeting of stockholders:

RESOLVED, the Committee hereby approves and recommends that the full Board of Directors amend Article 4.1 of the 2008 Incentive Plan to replace the last sentence of the Article with “Notwithstanding the foregoing, the Human Resources Committee (or other such Committee appointed by the Board from among its Non-Employee Directors) shall have sole responsibility for the administration of Award to Non-Employee Directors.

Best Regards,

/s/ Ralph P. Scozzafava